Exhibit 4.1
EXECUTION
As of August 31, 2010
LIGGETT GROUP LLC
100 MAPLE LLC
100 Maple Lane
Mebane, North Carolina 27302
Re: Amendment No. 7 to Financing Agreements
Ladies and Gentlemen:
     Reference is made to the financing arrangements between Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (“Lender”) and Liggett Group LLC, a Delaware limited liability company, as successor to Liggett Group Inc. (“Borrower”) pursuant to the terms of the Amended and Restated Loan and Security Agreement, dated as of April 14, 2004 (as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”). Capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.
     Maple and Borrower have requested that Lender permit Borrower to make additional capital expenditures during fiscal year 2010, which Lender has agreed to the foregoing subject to the terms hereof.
     In consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:
     1. Amendment to Capital Expense Covenant. Section 9.14 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “9.14 Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any fiscal year that exceed in the aggregate the amount of $10,000,000, provided, however, that the amount of permitted Capital Expenditures during any fiscal year will be increased by the lesser of (a) the amount equal to the difference between the Capital Expenditures limit specified above for the immediately preceding fiscal year minus the actual amount of any Capital Expenditures expended during such immediately preceding fiscal year, and (b) $2,500,000 (the “Carry Over Amount”). For purposes of measuring compliance with the covenant set forth herein, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in the succeeding year. Notwithstanding the foregoing, for fiscal year 2010, and only for fiscal year 2010, Borrower and its Subsidiaries on a consolidated basis may make Capital Expenditures during such fiscal year of up to an aggregate amount of $33,000,000.”

     2. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrower and Maple to Lender pursuant to the Financing Agreements, Borrower and Maple hereby represent, warrant and covenant with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):
     (a) No Event of Default exists or has occurred and is continuing on the date hereof, after giving effect to the terms of this Amendment.
     (b) This Amendment has been duly executed and delivered by Borrower and Maple and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower and Maple contained herein constitute the legal, valid and binding obligations of Borrower and Maple enforceable against Borrower and Maple in accordance with its terms.
     3. Effect of this Amendment. This Amendment shall be effective upon execution by Lender, Maple and Borrower and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all correspondence, memoranda, communications, discussions and negotiations with respect thereto. No existing defaults or Events of Default and no rights or remedies of Lender have been or are being waived hereby and no changes or modifications to the Financing Agreements have been or are being made or are intended hereby, except as expressly set forth herein, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. In the event that any term or provision of this Amendment conflicts with any term or provision of the Financing Agreements, the term or provision of this Amendment shall control.
     4. Counterparts. This Amendment may be executed and delivered in counterparts.
[SIGNATURE PAGE FOLLOWS]

Very truly yours, WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Marc Breier
Title: Senior Vice President

AGREED AND ACCEPTED: LIGGETT GROUP LLC
By:	/s/ Charles M. Kingan Jr.
Title: Manager

100 MAPLE LLC
By:	/s/ Charles M. Kingan Jr.
Title: Manager

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